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                                                                  EXHIBIT 23.22

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-12207) and related Joint Proxy Statement/Prospectus of AccuStaff Incorporated for registration of shares of AccuStaff common stock and to the incorporation by reference therein of our report dated March 28, 1996 (except for Note 1, as to which the date is April 29, 1996) with respect to the combined financial statements of Century Temporary Services, Inc. and Grant Management Company, included in Career Horizons Inc.'s Current Report on Form 8-K dated May 1, 1996, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Cleveland, Ohio

October 4, 1996